Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Macatawa Bank Corporation of our reports dated March 30, 2010, on the consolidated balance sheets of Macatawa Bank Corporation as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Macatawa Bank Corporation's ability to continue as a going concern), and on the effectiveness of internal control over financial reporting as of December 31, 2009, (which report concluded that Macatawa did not maintain effective internal control over financial reporting), appearing in Macatawa Bank Corporation's Annual Report on Form 10-K for the year ended December 31, 2009, and to the reference to us under the heading "Experts" in the prospectus (which forms a part of the Registration Statement).

/s/ Crowe Horwath LLP Crowe Horwath LLP

Grand Rapids, Michigan
March 30, 2010